EXHIBIT A

TO THE SERVICES PLAN FOR JPMORGAN INSURANCE TRUST

(formerly One Group Investment Trust)

(Amended as of August 20, 2014)

PORTFOLIOS

JPMorgan Insurance Trust Core Bond Portfolio

JPMorgan Insurance Trust Equity Index Portfolio (to be liquidated on or about 12/12/14)

JPMorgan Insurance Trust Global Allocation Portfolio (effective upon the effectiveness of the Fund’s registration statement)

JPMorgan Insurance Trust Income Builder Portfolio (effective upon the effectiveness of the Fund’s registration statement)

JPMorgan Insurance Trust International Equity Portfolio (to be liquidated on or about 12/12/14)

JPMorgan Insurance Trust Intrepid Growth Portfolio (to be liquidated on or about 12/12/14)

JPMorgan Insurance Trust Intrepid Mid Cap Portfolio

JPMorgan Insurance Trust Mid Cap Growth Portfolio (to be liquidated on or about 12/12/14)

JPMorgan Insurance Trust Mid Cap Value Portfolio

JPMorgan Insurance Trust Small Cap Core Portfolio

JPMorgan Insurance Trust U.S. Equity Portfolio

SERVICING FEES (the maximum allowable)

For each Portfolio: 0.25% of the average daily net assets of the Class 1 Shares of the Portfolio